This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated
        October 29, 1999 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the
             making of the Offer or acceptance thereof would not be
              in compliance with the laws of such jurisdiction. In
                 those jurisdictions whose laws require that the
                  Offer be made by a licensed broker or dealer,
                     the Offer shall be deemed to be made on
                     behalf of the Company by Merrill Lynch,
                     Pierce, Fenner & Smith Incorporated or
                       one or more registered brokers or
                       dealers licensed under the laws of
                              such jurisdictions.


                      Notice of Offer to Purchase for Cash
                                       by

                             WESTPOINT STEVENS INC.


                   Up to 3,000,000 Shares of its Common Stock
                  at a Purchase Price Not Greater than $22.00
                         Nor Less than $19.00 Per Share

     WestPoint Stevens Inc., a Delaware corporation (the "Company"), invites holders of its common stock, par value $.01 per share (the "Shares"), to tender their Shares at prices specified by such stockholders, not greater than $22.00 nor less than $19.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 29, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer").

             THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY,
             NOVEMBER 30, 1999 ("THE EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject, however, to certain conditions. See Section 6 of the Offer to Purchase for a description of the conditions to the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY
RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER. EACH STOCKHOLDER MUST MAKE SUCH STOCKHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

     The Company will determine a single per Share price (not greater than $22.00 nor less than $19.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not validly withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 3,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $22.00 nor less than $19.00 per Share) pursuant to the Offer. All stockholders whose Shares are purchased by the Company will receive the Purchase Price for each Share purchased in the Offer. Upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and "odd lot" tenders, as soon as practicable after the Expiration Date, the Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Date.

     Upon the terms and subject to the conditions of the Offer, if more than 3,000,000 Shares have been validly tendered and not validly withdrawn prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

     (a) all Shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Date by any stockholder who owned beneficially an aggregate of fewer than 100 Shares as of the close of business on October 29, 1999, and who validly tenders all of such Shares (partial tenders will not qualify for this preference); and

     (b) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

     The Company expressly reserves the right, in its sole discretion, to (i) extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary (as defined below) or (ii) amend the Offer in any respect by making a public announcement of such amendment.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, December 28, 1999 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (with signatures guaranteed by an "Eligible Institution" (as defined in the Offer to Purchase), except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. Withdrawals may not be rescinded and Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

     For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to the proration and "odd lot" provisions of the Offer, Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to The Bank of New York (the "Depositary") of its acceptance for payment of such Shares.

     The Board of Directors believes that the Company's financial position, outlook and current market conditions make this an attractive time to repurchase a portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents an acceleration of the Company's existing share repurchase program.

     The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares of the Company and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Company's expense.

                     The Information Agent for the Offer is:


                                    [LOGO]


                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll-Free: (888) 750-5834


                      The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.
                             World Financial Center
                                  North Tower
                            New York, New York 10281
                          (212) 236-3790 (Call Collect)


October 29, 1999